                                                                       EXHIBIT 4
                  AMENDMENT TO THE COMPANY'S STOCK OPTION PLAN


     RESOLVED, that the Company's Stock Option Plan (the "Option Plan") be and hereby is amended, subject to and effective upon stockholders' approval at the Annual Meeting of Stockholders on May 13, 1998, as follows:

     Section 3 of the Option Plan is amended to read as follows:


"3.      STOCK

      The stock that may be issued pursuant to Options granted under the Plan shall be shares of Common Stock, par value $.01 per share, of the Company (the "Stock"), which shares may be treasury shares or authorized but unissued shares. The number of shares of Stock that may be issued pursuant to Options granted under the Plan shall not exceed in the aggregate 2,500,000 shares, of which 120,000 shares may be issued pursuant to options granted to Non-Employee Directors and 2,380,000 shares may be issued pursuant to options granted to other eligible individuals. The foregoing number of shares are subject to adjustment as provided in Section 18 below. If any Option expires, terminates, or is terminated or canceled for any reason prior to exercise in full, the shares of Stock that were subject to the unexercised portion of such Option shall be available for future Options granted under the Plan and such number of shares shall be restored to the number of shares available for issuance under Options granted to Non-Employee Directors or to other eligible individuals, whichever is applicable, except that such shares shall not be so available whenever such Option has been surrendered as a result of the exercise of the related SAR."

   Section 4 of the Option Plan is amended to read as follows:

"4.      ELIGIBILITY


      (a) Employees and Subsidiary Directors. Options or SARs may be granted under the Plan to any employee of the Company or any Subsidiary (including any such employee who is an officer or director of the Company or any Subsidiary) or to any Subsidiary Director as the Board shall determine and designate from time to time prior to expiration or termination of the Plan. The maximum number of shares of Stock subject to Options that may be granted under the Plan to any executive officer or other employee of the Company or any Subsidiary is 2,380,000 shares (subject to adjustment as provided in Section 18 hereof)."

   Except as herein amended, the Option Plan shall remain in full force and effect.

Dated:  As of April 15, 1998

                          ATLANTIC PREMIUM BRANDS, LTD.


                          By:  /s/ ALAN F. SUSSNA
                               -----------------------
                               Alan F. Sussna
                               Chief Executive Officer